EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-121443) of our reports, relating to the consolidated financial statements of Interline Brands, Inc., a Delaware corporation, and its subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, dated March 14, 2006, appearing in the Annual Report on Form 10-K of Interline Brands, Inc. for the year ended December 30, 2005.

DELOITTE & TOUCHE LLP

Jacksonville, Florida
March 14, 2006